Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS FIRST QUARTER 2014 RESULTS
Reports Adjusted EBITDA growth of 12.8% and Adjusted FFO per share growth of 18.5%
Announces 34% increase in quarterly dividend

BETHESDA, MD, April 23, 2014 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended March 31, 2014. The Company’s results include the following:

	First Quarter
	2014	2013	% Var.
	($'s in millions except per share/unit data)

Entire Portfolio (Including Park Central Hotel)
RevPAR	$144.40	$138.81	4.0%

Total Revenue	$218.9	$191.7	14.2%
EBITDA(1)	$43.0	$39.8	8.0%
Adjusted EBITDA(1)	$44.9	$39.8	12.8%
FFO (1)	$28.8	$25.7	12.1%
Adjusted FFO (1)	$33.2	$25.7	29.2%
FFO per diluted share/unit (1)	$0.28	$0.27	3.7%
Adjusted FFO per diluted share/unit (1)	$0.32	$0.27	18.5%
Net loss attributable to common shareholders	$(9.0)	$(7.4)	21.6%
Net loss attributable to common shareholders per diluted share	$(0.09)	$(0.08)	11.6%

(1) See tables later in press release, which list adjustments that reconcile net loss to earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, funds from operations ("FFO"), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and Hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and Hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net loss later in this press release.

First Quarter Results and Activities

Entire Portfolio Results

▪
RevPAR: Room revenue per available room (“RevPAR”) for the quarter ended March 31, 2014 increased 4.0 percent to $144.40, as a result of a 6.2 percent increase in average daily rate (“ADR”) to $201.36 and a 2.0 percent decrease in occupancy to 71.7 percent. RevPAR for the portfolio excluding Park Central and WestHouse increased 3.6 percent.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the first quarter was 22.7 percent, a 125 basis point decline compared to the comparable prior year period.

Excluding Park Central and WestHouse, the Company’s hotel EBITDA margin for the first quarter was flat relative to the same period last year. First quarter results were also impacted by increases in property taxes and energy costs. Excluding these cost increases, the Company’s hotel EBITDA margin increased 71 basis points.

First quarter hotel EBITDA margin results were in line with the Company’s expectations and did not result in any change to the Company’s full year 2014 outlook.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $44.9 million, an increase of 12.8 percent over the first quarter of 2013.

▪
Adjusted FFO: The Company generated first quarter adjusted FFO of $33.2 million, or $0.32 per diluted share/unit, compared to $25.7 million or $0.27 per diluted share/unit for the comparable prior year period.

▪
Capital Markets: In January 2014, the Company refinanced $1.05 billion of debt, reducing the interest cost on its $750.0 million revolver and $300.0 million five-year term loan. The maturities were extended to January 2019, including two six-month extension options for the revolver, subject to certain conditions. The revolver and term loan include accordion features which, subject to certain conditions, entitle the Company to request additional lender commitments, allowing for total commitments up to $1.05 billion for the revolver and $500.0 million for the term loan.

The interest rate for the new revolver is based on a pricing grid with a range of 170 to 245 basis points over LIBOR, based on the Company’s leverage ratio and is currently LIBOR plus 170 basis points, or 1.86 percent. Pricing for the term loan is LIBOR plus 160 to 235 basis points, based on the Company’s leverage ratio. The term loan remains swapped, locking in LIBOR through August 2017, resulting in a current interest rate of 2.38 percent.

The Company did not sell any shares under its ATM program during the first quarter or to date during the second quarter.

▪
Mezzanine Loan Repayment: On February 10, 2014, the mezzanine loan on Casa del Mar and Shutters on the Beach was repaid by the borrower. The Company received repayment of the principal amount, which was $72.0 million. The Company acquired the mezzanine loan on July 13, 2012 for $67.4 million. Inclusive of interest payments, the Company’s net profit on its investment was $14.7 million, over 19 months, which represented a 14.2 percent unleveraged IRR. Proceeds from the repayment were used to reduce the outstanding balance on the Company’s revolver.

▪
Capital Investments: The Company invested $16.4 million of capital in its hotels, including the completion of renovations at Onyx Hotel in Boston, Hilton Alexandria Old Town, as well as Hotel George and Donovan House in Washington, DC.

▪	Dividends: On March 14, 2014, the Company declared a first quarter 2014 dividend of $0.28 per common share of beneficial interest.

Second Quarter 2014 Common Dividend

The Company’s Board of Trustees has declared that it has increased the quarterly common dividend in the second quarter 2014 by 34 percent to $0.375 per diluted share, an annualized rate of $1.50 per diluted share.

“First quarter performance was in line with our expectations,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “RevPAR was above the midpoint of our outlook despite several winter storms that impacted our properties in the northeast and Chicago. Our first quarter RevPAR was also impacted by tough comparisons in Washington, DC, due to the inauguration last year and New York, which benefited from post Hurricane Sandy related business.”

“Adjusted EBITDA was towards the high-end of our range and increased 12.8 percent from the first quarter of 2013. Adjusted FFO per share/unit increased 18.5 percent over last year.”

“We are very pleased with the Board’s decision to substantially increase the dividend by 34 percent to an annualized rate of $1.50 per share in the second quarter. The increase reflects the strong growth our portfolio has delivered throughout the recovery and our expectation that there remains growth in the cycle. The dividend represents a 4.6 percent yield on our stock price as of yesterday’s close.”

Balance Sheet

As of March 31, 2014, the Company had total outstanding debt of $1.2 billion, including $196.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 3.9 times as of March 31, 2014 and its fixed charge coverage ratio was 3.5 times. For the first quarter, the Company’s weighted average interest rate was 3.7 percent. As of March 31, 2014, the Company had $16.9 million of cash and cash equivalents on its balance sheet and capacity of $576 million available on its credit facilities.

Subsequent Events

On April 2, the Company closed on its acquisition of Hotel Vitale in San Francisco for $130 million. Hotel Vitale is a 200-room hotel located on the Embarcadero. The Company funded the acquisition with borrowings from its senior unsecured credit facility.

“We are very excited to have acquired Hotel Vitale in San Francisco,” said Mr. Barnello. “The quality of the physical asset is outstanding, as is its location on the Embarcadero in the heart of the Financial District. San Francisco is one of the strongest lodging markets in the United States and this acquisition increases our presence in the market to 10 percent of our EBITDA.”

2014 Outlook

The Company’s 2014 outlook is unchanged from the outlook included in its fourth quarter 2013 earnings release, with the exception that it includes the acquisition of Hotel Vitale. The outlook is based on an economic environment that continues to improve and assumes no additional acquisitions and no capital markets activities. The Company’s RevPAR growth and financial expectations for 2014 are as follows:

	Current Outlook
	Low-end	High-end
	($'s in millions except per share/unit data)
RevPAR growth	5.0%	8.5%
Hotel EBITDA Margin Change	0 bps	100 bps

Adjusted EBITDA	$327.0	$348.0
Adjusted FFO	$243.0	$265.0
Adjusted FFO per diluted share/unit	$2.33	$2.54

Second Quarter 2014 Outlook

The Company expects second quarter RevPAR to increase 7.0 percent to 9.5 percent and hotel EBITDA margins to range from approximately flat to an increase of 50 basis points relative to the same prior year period. The Company expects its portfolio to generate adjusted EBITDA of $103.0 million to $109.0 million and adjusted FFO per share/unit of $0.77 to $0.81.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, April 24, 2014 at 9:30 AM eastern time. To participate in the conference call, please dial (800) 946-0715. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.
LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 hotels. The properties are upscale, full-service hotels, totaling approximately 11,600 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
# # #
Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share data)
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Revenues:
Hotel operating revenues:
Room	$147,967	$126,988
Food and beverage	54,115	49,846
Other operating department	15,025	13,384
Total hotel operating revenues	217,107	190,218
Other income	1,757	1,486
Total revenues	218,864	191,704
Expenses:
Hotel operating expenses:
Room	43,684	37,584
Food and beverage	41,700	37,304
Other direct	5,181	5,022
Other indirect	60,423	53,735
Total hotel operating expenses	150,988	133,645
Depreciation and amortization	37,760	33,121
Real estate taxes, personal property taxes and insurance	14,954	12,354
Ground rent	2,933	2,495
General and administrative	5,492	5,147
Acquisition transaction costs	107	0
Other expenses	3,207	641
Total operating expenses	215,441	187,403
Operating income	3,423	4,301
Interest income	1,789	2,369
Interest expense	(13,988)	(14,017)
Loss from extinguishment of debt	(2,487)	0
Loss before income tax benefit	(11,263)	(7,347)
Income tax benefit	6,392	5,017
Net loss	(4,871)	(2,330)
Noncontrolling interests of common units in Operating Partnership	6	0
Net loss attributable to the Company	(4,865)	(2,330)
Distributions to preferred shareholders	(4,107)	(5,065)
Net loss attributable to common shareholders	$(8,972)	$(7,395)

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Loss - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Earnings per Common Share - Basic:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.09)	$(0.08)
Earnings per Common Share - Diluted:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.09)	$(0.08)
Weighted average number of common shares outstanding:
Basic	103,691,657	95,166,029
Diluted	103,691,657	95,166,029

Comprehensive Loss:
Net loss	$(4,871)	$(2,330)
Other comprehensive (loss) income:
Unrealized (loss) gain on interest rate derivative instruments	(972)	1,519
Comprehensive loss	(5,843)	(811)
Noncontrolling interests of common units in Operating Partnership	9	(5)
Comprehensive loss attributable to the Company	$(5,834)	$(816)

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Net loss attributable to common shareholders	$(8,972)	$(7,395)
Depreciation	37,658	33,011
Amortization of deferred lease costs	87	88
Noncontrolling interests of common units in Operating Partnership	(6)	0
FFO	$28,767	$25,704
Pre-opening, management transition and severance expenses	2,495	290
Acquisition transaction costs	107	0
Loss from extinguishment of debt	2,487	0
Non-cash ground rent	324	327
Mezzanine loan discount amortization	(986)	(591)
Adjusted FFO	$33,194	$25,730
Weighted Average number of common shares and units outstanding:
Basic	103,987,957	95,462,329
Diluted	104,298,342	95,615,525
FFO per diluted share/unit	$0.28	$0.27
Adjusted FFO per diluted share/unit	$0.32	$0.27

	For the three months ended
	March 31,
	2014	2013
Net loss attributable to common shareholders	$(8,972)	$(7,395)
Interest expense	13,988	14,017
Loss from extinguishment of debt	2,487	0
Income tax benefit	(6,392)	(5,017)
Depreciation and amortization	37,760	33,121
Noncontrolling interests of common units in Operating Partnership	(6)	0
Distributions to preferred shareholders	4,107	5,065
EBITDA	$42,972	$39,791
Pre-opening, management transition and severance expenses	2,495	290
Acquisition transaction costs	107	0
Non-cash ground rent	324	327
Mezzanine loan discount amortization	(986)	(591)
Adjusted EBITDA	$44,912	$39,817
Corporate expense	7,491	6,406
Interest and other income	(3,334)	(3,855)
Hotel level adjustments, net	(137)	7,617
Hotel EBITDA	$48,932	$49,985
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of March 31, 2014 for the Company's period of ownership in 2014 and the comparable period in 2013.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Revenues:
Room	$147,967	$142,253
Food and beverage	53,244	53,472
Other	14,740	13,341
Total hotel revenues	215,951	209,066

Expenses:
Room	43,684	41,436
Food and beverage	40,828	40,003
Other direct	5,097	5,172
General and administrative	20,048	19,119
Sales and marketing	16,610	15,828
Management fees	6,164	6,091
Property operations and maintenance	8,988	8,877
Energy and utilities	7,260	6,597
Property taxes	13,414	11,575
Other fixed expenses	4,926	4,383
Total hotel expenses	167,019	159,081

Hotel EBITDA	$48,932	$49,985

Hotel EBITDA Margin	22.7%	23.9%
Note:
This schedule includes the operating data for the three months ended March 31, 2014 for all properties owned by the Company as of March 31, 2014. Harbor Court, Triton, Serrano, and Southernmost are shown in 2013 for their comparative period of ownership in 2014.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Total Portfolio
Occupancy	71.7%	73.2%
Decrease	(2.0)%
ADR	$201.36	$189.64
Increase	6.2%
RevPAR	$144.40	$138.81
Increase	4.0%

Note:
This schedule includes operating data for all properties owned as of March 31, 2014 for the Company's period of ownership in 2014 and the comparable period in 2013.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization (excluding amortization of deferred finance costs) and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.